Exhibit 99.1

DIGITAL ALLY, INC ANNOUNCES FIRST QUARTER 2023 OPERATING RESULTS

LENEXA, Kansas (May 15, 2023) – Digital Ally, Inc. (Nasdaq: DGLY) (the “Company” or “our”), today announced its operating results for the first quarter 2023. An investor conference call is scheduled for 11:15 a.m. EDT on Tuesday, May 16, 2023 (see details below).

All share and price per share information in this press release has been adjusted to reflect the Company’s 1-for-20 reverse stock split, which was effective on February 6, 2023.

Highlights for the three months ended March 31, 2023

●	Total revenues for the three months ended March 31, 2023 and 2022 were $7,697,190 and $10,294,781, respectively, a decrease of $2,597,591 (25%). The primary reason for the overall revenue decrease is a decrease of $2,551,498 (48%) in service revenues from 2022 levels at the Entertainment Segment. Product revenues experienced a decrease during the three months ended March 31, 2023, in comparison to the same period in 2022, due to the reduction in ticket purchases within the Entertainment segment throughout the period. Service and other revenues also experienced a decline during the three months ended March 31, 2023, in comparison to the same period in 2022, due to a reduction in marketing expenses within the Entertainment segment, that resulted in a correlating decline in service revenues for the period.

●	On September 1, 2021, the Company formed a wholly-owned subsidiary, TicketSmarter, Inc., through which the Company completed the acquisition of Goody Tickets, LLC (“Goody Tickets”) and TicketSmarter, LLC (“TicketSmarter”) (collectively the “TicketSmarter Acquisition”). Goody Tickets and TicketSmarter®, are ticket resale marketplaces with seats offered at over 125,000 live events, offering over 48 million tickets for sale through its TicketSmarter.com platform. This acquisition generated additional revenues totaling $4,016,236 in service and product revenues for the three months ended March 31, 2023, compared to $6,380,775 in service and product revenues for the three months ended March 31, 2022.

●

We entered the revenue cycle management business late in the second quarter of 2021 with the formation of our wholly owned subsidiary, Digital Ally Healthcare, Inc. and its majority-owned subsidiary Nobility Healthcare, LLC (“Nobility Healthcare”). Nobility Healthcare completed its first acquisition on June 30, 2021, when it acquired a private medical billing company, and a second acquisition on August 31, 2021 upon the completion of its acquisition of another private medical billing company. On January 1, 2022, Nobility Healthcare completed the acquisition of 100% of the capital stock of a private dental billing company. Additionally, on February 1, 2022, Nobility Healthcare also completed an asset purchase for a portfolio of a medical billing company. These acquisitions further enhanced the Company’s revenue cycle management operating segment, which provides revenue cycle management solutions to medium to large healthcare organizations throughout the country. These acquisitions, along with the revenue cycle management operating segment’s acquisitions that were previously completed in 2021, generated service revenues of $1,781,590 during the three months ended March 31, 2023, compared to $1,903,957 generated for the three months ended March 31, 2022.

Our healthcare venture is following a roll-up strategy in the medical billing industry. The venture’s acquisition targets include the approximate 6,000 medical billing companies in the United States, most of which are relatively small and closely-held private companies. Each year a portion of these company owners sell because they want to retire or exit the business for other pursuits. The Company saw the opportunity to form the venture and provide the capital to make acquisitions and pursue the medical billing company roll-up strategy at a faster pace. We expect our healthcare venture to continue its track record of providing superior medical billing services and practice management services, as well as executing a profitable roll-up strategy.

●	Overall gross profit for the three months ended March 31, 2023 and 2022 was $1,544,792 and $1,939,619, respectively, a decrease of $394,827 (20%). The overall decrease is attributable to the decrease in revenues for the three months ended March 31, 2023 and a decrease in the overall cost of sales as a percentage of overall revenues to 80% for the three months ended March 31, 2023 from 81% for the three months ended March 31, 2022. Our goal is to improve our margins over the longer term based on the expected margins generated by our new recent revenue cycle management and entertainment operating segments together with our video solutions operating segment and its expected margins from our EVO-HD, DVM-800, VuLink, FirstVu Pro, FirstVu II, ShieldTM disinfectants and our cloud evidence storage and management offering, provided that they gain traction in the marketplace. In addition, if revenues from the video solutions segment increase, we will seek to further improve our margins from this segment through expansion and increased efficiency utilizing fixed manufacturing overhead components. We plan to continue our initiative to more efficient management of our supply chain through outsourcing production, quantity purchases and more effective purchasing practices.

●	Selling, general and administrative expenses were $7,717,598 and $8,742,957 for the three months ended March 31, 2023 and 2022, respectively, a decrease of $1,025,359 (12%). The decrease was primarily attributable to the reduction in new sponsorships being entered into by the Company.

●	During 2021, the Company issued detachable warrants to purchase a total of 2,127,500 shares of Common Stock in association with the two underwritten public offerings that were completed which raised total funds of approximately $66.6 million. The underlying warrant agreement terms provide for net cash settlement outside the control of the Company in the event of tender offers under certain circumstances. As such, the Company was required to treat these warrants as derivative liabilities which are valued at their estimated fair value as of their issuance date and at each reporting date with any subsequent changes reported in the consolidated statements of operations as the change in fair value of warrant derivative liabilities. There was no change in fair value of the warrant derivative liabilities from December 31, 2022 to March 31, 2023, and the change in fair value of the warrant derivative liabilities from December 31, 2021, to March 31, 2022, totaled $148,171 which was recognized as a gain in the first quarter of 2022. The Company determined the fair value of such warrants as of December 31, 2022, and as of March 31, 2023, to be $-0- and $-0-, respectively

Recent Developments

●	On February 6, 2023, we filed a Certificate of Amendment to the Articles of Incorporation, as amended, with the Secretary of State of the State of Nevada to effect a 1-for-20 reverse stock split (the “Reverse Stock Split”) of the shares of our common stock. The Reverse Stock Split was effective as of time of filing. No fractional shares were issued in connection with the Reverse Stock Split. Any fractional shares of our Common Stock that would have otherwise resulted from the Reverse Stock Split were rounded up to the nearest whole number. In connection with the Reverse Stock Split, our board approved appropriate and proportional adjustments to all outstanding securities or other rights convertible or exercisable into shares of our Common Stock, including, without limitation, all preferred stock, warrants, options, and other equity compensation rights. The par value per share of our common stock was not affected by the Reverse Stock Split.

●	As previously disclosed by Digital Ally, Inc. (the “Company”) in its filings with the U.S. Securities and Exchange Commission, the Company had received letters from The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company of its non-compliance with Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”) and granting the Company extensions to demonstrate such compliance to Nasdaq. On February 23, 2023, the Company received notice from Nasdaq confirming that the Company has cured its bid price deficiency and has fully regained compliance with the Minimum Bid Price Requirement.

●	On April 5, 2023, Digital Ally, Inc. (the “Company”) entered into and consummated the initial closing (the “First Closing”) of the transactions contemplated by a Securities Purchase Agreement, dated as of April 5, 2023 (the “Purchase Agreement”), between the Company and certain investors (the “Purchasers”). At the First Closing, the Company issued and sold to the Purchasers Senior Secured Convertible Notes in the aggregate original principal amount of $3,000,000 (the “Notes”) and warrants (the “Warrants”). The Purchase Agreement provided for a ten percent (10%) original interest discount resulting in gross proceeds to the Company of $2,700,000. No interest accrues under the Notes. The Warrants are exercisable for an aggregate 1,125,000 shares comprised of 375,000 warrants at an exercise price of $5.50 per share of the Company’s common stock (the “Common Stock”), 375,000 warrants at an exercise price of $6.50 per share of Common Stock, and 375,000 warrants at an exercise price of $7.50 per share of Common Stock.

Management Comments

Stanton E. Ross, Chief Executive Officer of Digital Ally, stated, “We are very pleased to report nearly $7.7 million in quarterly revenues for the first quarter of 2023, along with an improved net income. We are pleased to see the continued success and traction in the marketplace with our new video products, particularly the FirstVu Pro, FirstVu II, and QuickVu docking stations; which are continuing to build upon our existing subscription plans and deferred revenue. It is exciting to see our deferred revenue balance nearly double at the end of the first quarter of 2023 compared to the first quarter of 2022, as our contract liabilities went from about $5.0 million at March 31, 2022, to nearly $8.9 million at March 31, 2023. We continue to build excitement around the momentum being gained in our Digital Ally Healthcare venture, as Nobility Healthcare, LLC continues to right-size and maximizing the profitability of the four completed acquisitions. The numerous acquisitions we have already completed of medical billing companies demonstrates our roll-up strategy is effective and attractive to potential targets. We look forward to seeing the growth potential of this venture come to fruition and continue throughout 2023 and beyond.”

Ross added: “Additionally, we continue to be excited to maximize the profitability of the entertainment segment and have it grow organically with the kick of off our new Kustom 440 subsidiary. Kustom 440 hosted its first festival on Saturday, May 13, 2023, in Kansas City at Legends Field, headlining Chris Young and Gabby Barrett. We were very pleased with the results of the show and the turn-out for this event; we believe shareholders will benefit from the partnership between TicketSmarter and Kustom 440, along with their long-term value based on the multiples commanded by similar public companies in the market. We are continuing to right-size and adjust to the nuances of each new subsidiary, as we learn to navigate and effectively grow each of them. We will continue to inform our investors as we attempt to take advantage of new business opportunities and to maximize our existing business lines to benefit the Company and its shareholders through 2023 and beyond.”

2023 Operating Results

Total revenues for the three months ended March 31, 2023 and 2022 were $7,697,190 and $10,294,781, respectively, a decrease of $2,597,591 (25%).

Gross profit decreased 20% to $1,544,792 for the three months ended March 31, 2023 versus $1,939,619 for the three months ended March 31, 2022. The overall decrease is attributable to the decrease in revenues for the three months ended March 31, 2023 and a decrease in the overall cost of sales as a percentage of overall revenues to 80% for the three months ended March 31, 2023 from 81% for the three months ended March 31, 2022.

Selling, general and administrative expenses were $7,717,598 and $8,742,957 for the three months ended March 31, 2023 and 2022, respectively, a decrease of $1,025,359 (12%). The decrease was primarily attributable to the reduction in new sponsorships being entered into by the Company.

We reported an operating loss of $6,172,806 and $6,803,338 for the three months ended March 31, 2023 and 2022, respectively, a decrease of $630,532 (9%).

Total other income increased to $193,227 for the three months ended March 31, 2023, compared to total other income of $105,096 for the three months ended March 31, 2022. The increase in other income was largely attributable to the gain on the change in fair value of contingent consideration promissory notes of $158,021 compared to a loss of $56,050 during the three months ended March 31, 2023 and 2022, respectively. This is in connection with the four acquisitions made by our revenue cycle management segment. This gain was slightly offset by a decrease in interest income to $15,477 for the three months ended March 31, 2023, from $71,362 in the same period of 2022, which reflects our change in cash and cash equivalent levels in the first quarter of 2023 compared to the first quarter of 2022.

We reported a net loss attributable to common stockholders of $6,105,818, or $2.22 per share, and $6,600,148, or $2.59 per share, for the years three months March 31, 2023 and 2022, respectively. No income tax provision or benefit was recorded in either 2023 or 2022 as the Company has maintained a full valuation reserve on its deferred tax assets.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. EDT on Tuesday, May 16, 2023, to discuss its first quarter 2023 financial results, corporate and individual subsidiary outlook, and previously announced corporate separation. Shareholders and other interested parties may participate in the conference call by dialing 888-886-7786 and entering conference ID #53623024 a few minutes before 11:15 a.m. Eastern on Tuesday, May 16, 2023.

For additional news and information please visit DigitalAllyCompanies.com or follow additional Digital Ally Inc. social media channels here:

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: (1) our losses in recent years, including fiscal years 2022 and 2021; (2) economic and other risks for our business from the effects of the COVID-19 pandemic, including the impacts on our law-enforcement and commercial customers, suppliers and employees and on our ability to raise capital as required; (3) our ability to increase revenues, increase our margins and return to consistent profitability in the current economic and competitive environment; (4) our operation in developing markets and uncertainty as to market acceptance of our technology and new products; (5) the availability of funding from federal, state and local governments to facilitate the budgets of law enforcement agencies, including the timing, amount and restrictions on such funding; (6) our ability to deliver our new product offerings as scheduled in 2023, and whether new products perform as planned or advertised and whether they will help increase our revenues; (7) whether we will be able to increase the sales, domestically and internationally, for our products in the future; (8) our ability to maintain or expand our share of the market for our products in the domestic and international markets in which we compete, including increasing our international revenues; (9) our ability to produce our products in a cost-effective manner; (10) competition from larger, more established companies with far greater economic and human resources; (11) our ability to attract and retain quality employees; (12) risks related to dealing with governmental entities as customers; (13) our expenditure of significant resources in anticipation of sales due to our lengthy sales cycle and the potential to receive no revenue in return; (14) characterization of our market by new products and rapid technological change; (15) that stockholders may lose all or part of their investment if we are unable to compete in our markets and return to profitability; (16) defects in our products that could impair our ability to sell our products or could result in litigation and other significant costs; (17) our dependence on key personnel; (18) our reliance on third-party distributors and sales representatives for part of our marketing capability; (19) our dependence on a few manufacturers and suppliers for components of our products and our dependence on domestic and foreign manufacturers for certain of our products; (20) our ability to protect technology through patents and to protect our proprietary technology and information, such as trade secrets, through other similar means; (21) our ability to generate more recurring cloud and service revenues; (22) risks related to our license arrangements; (23) our revenues and operating results may fluctuate unexpectedly from quarter to quarter; (24) sufficient voting power by coalitions of a few of our larger stockholders, including directors and officers, to make corporate governance decisions that could have a significant effect on us and the other stockholders; (25) the sale of substantial amounts of our Common Stock that may have a depressive effect on the market price of the outstanding shares of our Common Stock; (26) the possible issuance of Common Stock subject to options and warrants that may dilute the interest of stockholders; (27) our nonpayment of dividends and lack of plans to pay dividends in the future; (28) future sale of a substantial number of shares of our Common Stock that could depress the trading price of our common stock, lower our value and make it more difficult for us to raise capital; (29) our additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our Common Stock; (30) our stock price is likely to be highly volatile due to a number of factors, including a relatively limited public float; (31) whether such technology will have a significant impact on our revenues in the long-term; (32) whether we will be able to meet the standards for continued listing on the Nasdaq Capital Market; (33) indemnification of our officers and directors; and (34) risks related to our proposed spin-off, including our ability to consummate the transactions and our ability to realize some or all of the anticipated benefits therefrom. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “projects,” “should,” or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. It does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its filings with the SEC.

For Additional Information, Please Contact:

Brody J. Green, President, at (913) 814-774,

Stanton E. Ross, CEO, at (913) 814-7774, or

Thomas J. Heckman, CFO, at (913) 814-7774

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

MARCH 31, 2023 AND DECEMBER 31, 2022

	March 31, 2023 (Unaudited)	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$2,859,723	$3,532,199
Accounts receivable – trade, net of $181,761 allowance – March 31, 2023 and $146,964 – December 31, 2022	2,199,255	2,044,056
Other receivables, net of $5,000 allowance – March 31, 2023 and $0 – December 31, 2022 (including $138,384 due from related parties – March 31, 2023 and $138,384 – December 31, 2022, refer to Note 20)	2,592,046	4,076,522
Inventories, net	5,921,079	6,839,406
Prepaid expenses	7,782,010	8,466,413

Total current assets	21,354,113	24,958,596

Property, plant, and equipment, net	7,750,712	7,898,686
Goodwill and other intangible assets, net	17,548,479	17,872,970
Operating lease right of use assets, net	1,189,053	782,129
Other assets	7,600,887	5,155,681

Total assets	$55,443,244	$56,668,062

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,487,267	$9,477,355
Accrued expenses	905,991	1,090,967
Current portion of operating lease obligations	287,520	294,617
Contract liabilities – current portion	2,624,870	2,154,874
Debt obligations – current portion	1,102,943	485,373
Income taxes payable	8,097	8,097

Total current liabilities	17,416,688	13,511,283

Long-term liabilities:
Debt obligations – long term	254,944	442,467
Operating lease obligation – long term	969,728	555,707
Contract liabilities – long term	6,315,647	5,818,082
Lease Deposit	10,445	—

Total liabilities	24,967,452	20,327,539

Commitments and contingencies

Stockholders’ Equity:
Common stock, $0.001 par value per share; 200,000,000 shares authorized; shares issued: 2,755,224 shares issued – March 31, 2023 and 2,720,170 shares issued – December 31, 2022	2,756	2,721
Additional paid in capital	127,984,155	127,869,342
Noncontrolling interest in consolidated subsidiary	574,933	448,694
Accumulated deficit	(98,086,052)	(91,980,234)

Total stockholders’ equity	30,475,792	36,340,523

Total liabilities and stockholders’ equity	$55,443,244	$56,668,062

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT

ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2023 FILED WITH THE SEC ON MAY 15, 2023)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED

MARCH 31, 2023 AND 2022

(Unaudited)

	Three months ended March 31, 2023	Three months ended March 31, 2022
Revenue:
Product	$2,453,810	$2,410,060
Service and other	5,243,380	7,884,721

Total revenue	7,697,190	10,294,781

Cost of revenue:
Product	2,301,100	2,822,051
Service and other	3,851,298	5,533,111

Total cost of revenue	6,152,398	8,355,162

Gross profit	1,544,792	1,939,619

Selling, general and administrative expenses:
Research and development expense	934,939	498,000
Selling, advertising and promotional expense	1,847,489	2,779,404
General and administrative expense	4,935,170	5,465,553

Total selling, general and administrative expenses	7,717,598	8,742,957

Operating loss	(6,172,806)	(6,803,338)

Other income (expense):
Interest income	15,477	71,362
Interest expense	(5,664)	(17,009)
Other income	25,393	43,440
Change in fair value of contingent consideration promissory notes	158,021	(56,050)
Change in fair value of short-term investments	—	(84,818)
Change in fair value of warrant derivative liabilities	—	148,171

Total other income	193,227	105,096

Income (loss) before income tax benefit	(5,979,579)	(6,698,242)
Income tax benefit	—	—

Net loss	(5,979,579)	(6,698,242)

Net (income) loss attributable to noncontrolling interests of consolidated subsidiary	(126,239)	98,094

Net loss attributable to common stockholders	$(6,105,818)	$(6,600,148)

Net loss per share information:
Basic	$(2.22)	$(2.59)
Diluted	$(2.22)	$(2.59)

Weighted average shares outstanding:
Basic	2,751,662	2,546,552
Diluted	2,751,662	2,546,552

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT

ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2023 FILED WITH THE SEC ON MAY 15, 2023)